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                                                                   EXHIBIT 10.46
                                 William Merker



Paul Provost
Standard Automotive Corporation

Dear Paul,                                                August 27, 2001

         Reference is hereby made to certain resolutions of the Board of Directors of Standard Automotive Corporation ("Standard") dated May l6, 2001 (the "Settlement") and the appraisal report prepared by Appraisal Economics Inc. dated August 16, 2001 (the "Report") which values 200,000 common shares of Standard as of March 31, 2001 (the "Shares").

         This shall confirm that although the Report values each Share in a range between $2.54 and $3.06, the parties hereto agree that the price per Share for final valuation purposes shall be $2.88. Accordingly, the undersigned hereby encloses (i) a promissory note made payable to Standard in the amount of $201,500 (ii) proof of payment to Appraisal Economics Inc. in the amount of $22,500 and (iii) a share certificate representing 200,000 shares of Standard together with a stock power executed in blank, all in full satisfaction of the terms and conditions recited in the Settlement.

         Set forth below is a summary of the settlement terms:

Amount due Standard                               $800,000
Value of 200,000 common shares                    ($576,000)
Amount paid to Appraisal Economics Inc.           ($22,500)
Promissory Note                                   ($201,500)

Please acknowledge your consent to the forgoing by executing a copy of this letter and returning same to the undersigned.

Acknowledged and Agreed:                          Very truly yours,

Standard Automotive Corporation                   /s/ WILLIAM MERKER

                                                  William Merker

By: /s/ PAUL PROVOST
   ---------------------------
    Paul Provost, Director